Exhibit 99.1

American States Water Company Announces Privatization Contract Award for Eglin Air Force Base, Florida

Estimated Contract Value of $510 Million Over a 50-Year Period

SAN DIMAS, Calif.--(BUSINESS WIRE)--July 13, 2016--American States Water Company (AWR: NYSE) announced today that its contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), has been awarded a 50-year contract by the U.S. government to operate, maintain, and provide construction management services for the water and wastewater systems at Eglin Air Force Base (“AFB”) located in Florida. The value of the contract is estimated at approximately $510 million over a 50-year period and is subject to annual economic price adjustment. Under the contract, there is a 10-month transition period to ensure seamless operations are established and inventory assets are fully accounted for in the contract.

“We are very excited to be awarded this contract, which marks an important milestone in the growth strategy of our contracted services business,” stated Robert J. Sprowls, President and CEO of American States Water Company. “As with the other nine military installations served by ASUS across the country, we are committed to delivering premier water and wastewater services to the men, women and families stationed at Eglin AFB.”

With the addition of Eglin AFB, ASUS now provides water and wastewater utility services to three of the largest military installations in the United States, including Fort Bragg in North Carolina and Fort Bliss in Texas. Eglin AFB is located in northwest Florida, 60 miles east of Pensacola and, at over 724 square miles (463,000 acres), is the largest Air Force installation in the continental United States in terms of land area. The base has more than 9,800 military, civilian, and contractor personnel, providing essential base operating support and services.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 electric customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 61 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707